Up to $400,000,000

CREDIT AGREEMENT

dated as of April 19, 2002

among

ALLEGHENY ENERGY SUPPLY COMPANY, LLC,
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

CITIBANK, N.A.,
as Administrative Agent

BANK ONE, NA,
as Letter of Credit Issuing Bank

BANC ONE CAPITAL MARKETS, INC.,
as Syndication Agent

SALOMON SMITH BARNEY INC.
and
BANC ONE CAPITAL MARKETS, INC.,
as Co-Lead Arrangers and Co-Book Managers

BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK
UNION BANK OF CALIFORNIA, N.A.
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

ARTICLE X — MISCELLANEOUS	58

Page
Section 10.1. Notices.	58
Section 10.2. Waiver; Amendments.	59
Section 10.3. Expenses; Indemnification.	61
Section 10.4. Successors and Assigns.	62
Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.	65
Section 10.6. WAIVER OF JURY TRIAL.	65
Section 10.7. Right of Setoff.	66
Section 10.8. Counterparts; Integration.	66
Section 10.9. Survival.	66
Section 10.10. Severability.	67
Section 10.11. Confidentiality.	67
Section 10.12. Waiver of Effect of Corporate Seal.	67
Schedules
Schedule I — Commitments
Schedule 4.5 — Environmental Matters
Schedule 4.14 — Subsidiaries
Schedule 7.4 — Investments
Exhibits
Exhibit A — Form of Assignment and Acceptance
Exhibit B — Form of Request for Issuance
Exhibit C — Form of Assumption Agreement
Exhibit 2.3 — Form of Notice of Borrowing
Exhibit 2.5 — Form of Continuation/Conversion

CREDIT AGREEMENT

             THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of April 19, 2002, by and among ALLEGHENY ENERGY SUPPLY COMPANY, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions from time to time party hereto, BANK ONE, NA, as the issuer of Letters of Credit, and CITIBANK, N.A. (“Citibank”, in its capacity as Administrative Agent for the Lenders, the “Administrative Agent”).

W I T N E S S E T H:

             WHEREAS, the Borrower has requested that the Lenders establish a 3-year unsecured revolving credit facility in an amount up to $400,000,000 in favor of the Borrower, all of which may be used for general corporate purposes, including commercial paper backup, and the issuance of Letters of Credit.

             WHEREAS, subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments as defined herein, are willing to establish the requested revolving credit facility in favor of the Borrower.

             NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Issuing Bank and the Administrative Agent agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

  SECTION 1.1. Definitions.

             In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

             “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

             “Administrative Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

             “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

             “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For purposes of this definition, “control” shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “controlling”, “controlled by”, and “under common control with” have meanings correlative thereto.

             “Aggregate Commitments” shall mean, collectively, all Commitments of all Lenders at any time outstanding.

             “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

             “Applicable Margin” means, with respect to any Base Rate Loan and any Eurodollar Loan, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum (except as provided below) for such Loan set forth below next to such Applicable Rating Level.

Applicable Rating Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate— Loans

1.750%		0.000%
2.850%		0.000%
3.925%		0.125%
4	1.125%	0.375%
5	1.500%	1.000%
6	1.625%	1.250%

A change in the Applicable Margin resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in the Moody’s rating or the S&P rating that results in a change in the Applicable Rating Level. The Applicable Margin shall be calculated on a 360-day basis.

             “Applicable Rating Level” at any time shall be determined in accordance with the then applicable S&P rating and the then applicable Moody’s rating assigned to the senior unsecured long-term debt of the Borrower without third-party credit enhancement (the “Reference Ratings”) as follows:

S&P Rating/Moody’s Rating	Applicable Rating Level

S&P Rating of at least A- and Moody’s Rating of at least A3	1
S&P Rating of at least BBB+ and Moody’s Rating of at least Baa1	2
S&P Rating of at least BBB and Moody’s Rating of at least Baa2	3
S&P Rating of at least BBB- and Moody’s Rating of at least Baa3	4
S&P Rating of at least BB+ and Moody’s Rating of at least Ba1	5
Reference Ratings lower than Level 5 or no rating	6

If the Borrower is split-rated and (i) the ratings differential is one category, the lower of the two ratings will apply (e.g., A-/Baa1 results in Level 2 status) or (ii) the ratings differential is more than one category, the Applicable Rating Level shall be determined by reference to the category next above that of the lower of the two ratings (e.g., BBB+/Baa3 results in Level 3 status).

             “Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

             “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee with the consent of any party the consent of which is required pursuant to this Agreement and accepted by the Administrative Agent and the Issuing Bank, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

             “Assuming Lender” means any assignee not previously a Lender that becomes a Lender hereunder pursuant to Section 2.6(c).

             “Assumption Agreement” shall mean an agreement, in substantially the form of Exhibit C, pursuant to which an assignee agrees to become an Assuming Lender hereunder pursuant to Section 2.6(c) and agrees to be bound by all obligations of a Lender under this Agreement.

             “Base Rate” shall mean a fluctuating interest rate per annum in effect from time to time, that shall at all times be equal to the higher of:

               (i)   the rate of interest announced publicly by Citibank in New York City, from time to time, as Citibank’s base rate; and

               (ii)   the Federal Funds Rate plus .5%.

Citibank’s base rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. Citibank may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in Citibank’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

When used in reference to any Loan or Borrowing, “Base Rate” refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Base Rate.

             “Borrower” shall have the meaning set forth in the introductory paragraph hereof.

             “Borrowing” shall mean a borrowing consisting of Loans of the same Type, made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect.

             “Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market, and (iii) if such day relates to the issuance, extension, amendment, modification or payment under or in respect of any Letter of Credit, that is also a date on which banks are not required or authorized to close in Chicago, Illinois.

             “Capital Lease”, shall mean, as to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

             “Cash Equivalents” shall mean (i) marketable direct or indirect obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of the acquisition, rated AA or better by either S&P or Moody’s; (iii) commercial paper of issuers having a minimum net worth of $150,000,000, and at the time of acquisition, rated A1/P1 or better by either S&P or Moody’s; and (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia with assets exceeding $2,500,000,000; and (v) taxable or tax-exempt institutional money market funds with assets of at least $500,000,000 that restrict investments to high quality money market instruments maturing in one year or less.

             “Change in Control” shall mean (A) any person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall, directly or indirectly, acquire beneficial ownership of or control over securities of the Parent representing in excess of 25% of the combined voting power of all securities of the Parent entitled to vote in the election of directors or (B) individuals who on the date hereof were directors of the Parent (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the board of directors of the Parent.

             “Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) (or for purposes of Section 2.15(b), by such Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

             “Citibank” shall have the meaning set forth in the preamble to this Agreement.

             “Claimant” shall have the meaning set forth in Section 2.15(a).

             “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

             “Commitment” shall mean with respect to each Lender, the obligation of such Lender to make and participate in Extensions of Credit to the Borrower under this Agreement in an aggregate amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such Commitment may be (i) reduced from time to time pursuant to Section 2.6(b) and (ii) reduced or increased from time to time pursuant to Section 2.6(c) or pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s Commitment is set forth on Schedule I, in the Assumption Agreement or confirmation entered into pursuant to Section 2.6(c) or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

             “Commitment Increase” shall have the meaning set forth in Section 2.6(c).

             “Commitment Increase Date” shall have the meaning set forth in Section 2.6(c).

             “Contingent Obligation”, as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise (but not any liability of the Borrower or any of its Subsidiaries in connection with any Off-Balance Sheet Liability that constitutes Indebtedness), of that Person (i) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, and (iii) under Rate Management Transactions.

Contingent Obligations shall include, without limitation, (A) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), comaking, discounting with recourse or sale with recourse by such Person of the obligation of another, and (B) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another, or (z) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported; provided, however, that in the case of a Contingent Obligation that is a Rate Management Transaction, the amount of such Contingent Obligation shall be equal to the maximum aggregate amount (after giving effect to any netting arrangements) that the Borrower or any Subsidiary of the Borrower would be required to pay if such Rate Management Transaction were terminated at such time.

             “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

             “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

             “Default Interest” shall have the meaning set forth in Section 2.10(b).

             “Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

             “Earnings” shall mean the sum of (A) (i) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from Equity Investees, (ii) Fixed Charges, (iii) amortization of capitalized interest, (iv) distributed income of Equity Investees, and (v) the Borrower’s share (on a consolidated basis) of pre-tax losses of Equity Investees for which charges arising from guarantees are included in Fixed Charges minus (B) (x) interest capitalized, (y) Preference Security Dividend Requirements of the consolidated subsidiaries of the Borrower, and (z) the minority interest in pre-tax income of subsidiaries that have not incurred Fixed Charges.

             “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by each of the Administrative Agent, the Issuing Bank and the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, the Borrower’s approval shall not be required if (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing.

             “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters relating to environmental exposure.

             “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary of the Borrower directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials (other than in full compliance with all applicable laws and regulations) or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

             “Equity Investees” shall mean investments that the Borrower accounts for using the equity method of accounting.

             “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

             “ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

             “ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

             “Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

             “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/1000th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

             “Event of Default” shall have the meaning provided in Article VIII.

             “Excluded Taxes” shall mean with respect to the Administrative Agent, the Issuing Bank any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income, or any franchise taxes, taxes on doing business (other than taxes imposed as a result of entering into this Agreement and the transactions contemplated hereby), or taxes measured by its net worth or shareholder’s capital, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (iii) in the case of a Foreign Lender, any withholding tax that (A) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (B) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (C) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

             “Extension of Credit” shall mean the making, continuation or conversion of a Loan, the issuance of a Letter of Credit, or any increase in the stated amount or any extension of the stated expiry date of any Letter of Credit.

             “Facility Fee Rate” means, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum set forth below next to such Applicable Rating Level:

Applicable Rating Level	Facility Fee Rate

1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.500%
6	0.625%

A change in the Facility Fee Rate resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in the Moody’s Rating or the S&P Rating that results in a change in the Applicable Rating Level. The Facility Fee shall be calculated on a 360-day basis.

             “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/1000th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/1000th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

             “Fee Letter” shall mean that certain fee letter, dated as of April 11, 2002, executed by Salomon Smith Barney Inc., Citibank, N.A. and Bank One Capital Markets, Inc. and accepted by the Borrower.

             “Fiscal Year” shall mean any fiscal year of the Borrower.

             “Fixed Charges” shall mean the sum of the following: (i) interest expensed and capitalized, (ii)  amortized premiums, discounts and capitalized expenses related to indebtedness, but excluding capitalized interest on synthetic leases, (iii) an estimate of the interest within rental expense, and (iv) Preference Security Dividend Requirements of the consolidated subsidiaries of the Borrower.

             “Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.

             “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

             “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

             “Guaranty” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guaranty” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guaranty” used as a verb has a corresponding meaning.

             “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated pursuant to any Environmental Law.

             “Increasing Lender” shall have the meaning set forth in Section 2.6(c).

             “Indebtedness”, as applied to any Person, shall mean (without duplication) (i) all indebtedness for borrowed money, whether or not evidenced by a promissory note, draft or similar instrument, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade), (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by the Person or is nonrecourse to the credit of that Person (provided that in the case of (a) indebtedness not assumed by such Person and (b) nonrecourse debt, such indebtedness will be limited to the value of the asset securing such indebtedness), (vi) any Contingent Obligations in respect of the Indebtedness of a Person other than the Borrower or any of its Subsidiaries, (vii) Off-Balance Sheet Liabilities and (viii) any undrawn amount under any outstanding letter of credit, provided that when calculating the Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, such calculation of Indebtedness shall be made without duplicating any items set forth in this definition of “Indebtedness”.

             “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

             “Indemnitee” shall have the meaning set forth in Section 10.3(b).

             “Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two or three months; provided, that:

               (i)   the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

               (ii)   if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

               (iii)   any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

               (iv)   no Interest Period may extend beyond the Termination Date.

             “Issuing Bank” shall mean Bank One, NA (or any subsidiary or affiliate thereof designated by Bank One, NA and reasonably acceptable to the Borrower) in its capacity as an issuer of Letters of Credit pursuant to Section 2.20.

             “LC Commitment” shall mean that portion of the Aggregate Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount up to, but not to exceed, the Aggregate Commitments made hereunder.

             “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

             “LC Documents” shall mean the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

             “LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

             “LC Fee” shall mean a fee on the aggregate amount available to be drawn under any Letter of Credit outstanding equal to the Applicable Margin in effect for Eurodollar Rate Loans.

             “Lenders” shall mean the Persons listed on Schedule I and any other Person that shall become a party hereto pursuant to Section 2.6(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

             “Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.20 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

             “Leverage Ratio” shall mean, as of any date of determination, the ratio for the Borrower and its Subsidiaries on a consolidated basis of (i) Indebtedness as of such date to (ii) the sum of (A) Indebtedness as of such date plus (B) Shareholders’ Equity as of such date; provided that the equity associated with properties subject to “off-balance sheet” financing shall be included in clause (B) hereof.

             “LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/1000th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of the Administrative Agent.

             “Lien” shall mean any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) on the property, assets, income or revenue of the Borrower or its Subsidiaries.

             “Loan” shall mean a loan made by a Lender to the Borrower under its Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

             “Loan Documents” shall mean, collectively, this Agreement, the Letters of Credit, all Notices of Borrowing, all Notices of Conversion/Continuation and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

             “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on (i) the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under any Loan Document or (iv) the legality, validity or enforceability of any of the Loan Documents.

             “Material Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person that constitutes at any time a “significant subsidiary” as such term is defined in Regulation S-X of the SEC.

             “Material Indebtedness” shall mean Indebtedness (other than the Loans) or obligations in respect of one or more Rate Management Transactions, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary of the Borrower in respect to any Rate Management Transaction at any time shall be the maximum aggregate amount (after giving effect to any netting arrangements) that the Borrower or such Subsidiary would be required to pay if such Rate Management Transaction were terminated at such time.

             “Moody’s” shall mean Moody’s Investors Service, Inc.

             “Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

             “Non-Recourse” means, with respect to any Person as applied to any Indebtedness (or portion thereof), that such Person is not directly or indirectly liable to make any payments with respect to such Indebtedness (or portion thereof), other than to the extent of recourse to such Person’s equity interests in the Person incurring such Indebtedness (or any shareholder, partner, member or participant of such Person) and that such Indebtedness (or portion thereof) is not secured by a Lien on any asset of such Person other than such Person’s equity interests in the Person incurring such Indebtedness or any shareholder, partner, member or participant of such Person.

             “Notice of Borrowing” shall have the meaning as set forth in Section 2.3.

             “Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.5(b) hereof.

             “Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

             “Off-Balance Sheet Liability” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction or any lease leaseback transaction which is not a Capital Lease, (iii) any liability under any so called “synthetic lease” transaction entered into by such Person, and (iv) any obligation arising with respect to any other transaction if and to the extent that such obligation is the functional equivalent of borrowing but that does not constitute a liability on the balance sheet of such Person, but excluding from this clause (iv) operating leases.

             “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

             “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

             “Parent” shall mean Allegheny Energy Inc.

             “Participant” shall have the meaning set forth in Section 10.4(d).

             “Payment Office” shall mean the office of the Administrative Agent located at Two Penns Way, Suite 200, New Castle, Delaware 19720, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

             “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor entity of the United States to which the duties and powers of the Pension Benefit Guaranty Corporation are transferred.

             “Permitted Acquisitions” shall have the meaning set forth in Section 7.3(a)(ii).

             “Permitted Encumbrances” shall mean the following types of Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

               (i)    Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 5.5;

               (ii)   Statutory and comparable common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

               (iii)   Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

               (iv)   Any attachment or judgment Lien unless the judgment it secures shall, within 60 days after the entry thereof, not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within 60 days after the expiration of any such stay;

               (v)   Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

               (vi)   Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

               (vii)   Any lien on the interest or title of a lessor under any lease;

               (viii)   Liens arising from filing UCC financing statements regarding leases;

               (ix)   Liens on assets acquired if such Liens existed at the time of acquisition;

               (x)   Liens arising from or in connection with purchase money financing; and

               (xi)   Setoff rights in deposit accounts, securities accounts, commodity accounts or trading positions held by banks, securities intermediaries, commodity intermediaries or counterparties in the ordinary course.

             “Permitted Receivables Securitization” shall mean sales of accounts receivable (including commodities contracts and other contracts) of the Borrower or any Subsidiary of the Borrower in connection with an accounts receivable securitization facility.

             “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

             “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

             “Preference Security Dividend Requirements” shall mean the amount of pre-tax earnings required to pay the dividends on outstanding preference securities. The dividend requirement shall be computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

             “Pro Rata Share” shall mean with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Loans or shares of Extensions of Credit funded under such Commitment), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Loans and Extensions of Credit of all Lenders funded under such Commitments).

             “Public Offering” shall mean an offering of common stock of any Person that is required to be registered pursuant to an effective registration statement filed by such Person under the Securities Act of 1933, as amended.

             “Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any of its Subsidiaries that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

             “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

             “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

             “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

             “Request for Issuance” shall mean a request for the issuance of Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit) made pursuant to Section 2.20 in the form of Exhibit B or a request transmitted electronically through a computer system using the internet that is approved by each of the Issuing Bank and the Administrative Agent in their sole discretion).

             “Required Lenders” shall mean, at any time, Lenders holding in excess of 50% of the aggregate outstanding Commitments at such time unless the Commitments have been terminated, in which case Required Lenders shall mean Lenders holding in excess of 50% of the aggregate Loans and obligations to participate in LC Disbursements at such time.

             “Requirement of Law” for any Person shall mean the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulations, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

             “Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

             “Restricted Junior Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding, and (iii) any payment made to retire or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower now or hereafter outstanding.

             “SEC” shall mean the Securities and Exchange Commission.

             “S&P” shall mean Standard & Poor’s.

             “Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

             “Shareholder’s Equity” shall mean, as of any date of determination, the consolidated common equity (including common stock, additional paid in capital, retained earnings and other comprehensive income), preferred stock, and minority interests of the Borrower and its Subsidiaries.

             “Special Purpose Vehicle” shall mean a wholly-owned Subsidiary of the Borrower organized in connection with the incurrence of one or more Off-Balance Sheet Liabilities and engaged in one or more transactions relating to one or more facilities (including the property, plant and equipment thereof) or other ancillary property or assets now or to be owned by the Borrower or a Subsidiary of the Borrower and which will not engage in any business (other than incidentally) except for (i) operating or owning the business, facilities, properties or assets associated directly or indirectly with power generating facilities currently owned by the Borrower (or to be transferred to the Borrower from an Affiliate) or (ii) incurring Off-Balance Sheet Liabilities, Liens and Indebtedness (in each case, related to the underlying transaction) and making investments otherwise permitted by this Agreement.

             “Subsidiary” shall mean, with respect to any Person (for purposes of this definition, the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

             “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

             “Termination Date” shall mean the earlier of (i) the date on which the Commitments are terminated pursuant to Section 2.6(b) or 8.1 and (ii) April 19, 2005.

             “Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Adjusted LIBO Rate.

             “Utilization Fee Rate” shall mean at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum set forth next to such Applicable Rating Level:

Applicable Rating Level	Utilization Fee Rate

1	0.125%
2	0.125%
3	0.125%
4	0.125%
5	0.250%
6	0.250%

             “Withdrawal Liability” shall mean liability to a Multiemployer Plan in an amount in excess of $25,000,000 as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

  SECTION 1.2. Classifications of Loans and Borrowings.

             For purposes of this Agreement, Borrowings also may be classified and referred to by Type (e.g. “Eurodollar Borrowing”).

  SECTION 1.3. Accounting Terms and Determination.

             Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

  SECTION 1.4. Terms Generally.

             The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS

  SECTION 2.1. General Description of Facility.

             Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Lenders severally agree (to the extent of each Lender’s Commitment) to make Loans to the Borrower in an amount not to exceed the aggregate Commitments in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.20, and (iii) each Lender agrees to purchase a participation interest in the Letters of Credit pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Loans and the LC Exposure exceed at any time the Aggregate Commitments in effect at such time.

  SECTION 2.2. Loans.

             Subject to the terms and conditions set forth herein, each Lender severally agrees (to the extent of its Commitment) to make Loans to the Borrower ratably in proportion to its Pro Rata Share in an aggregate principal amount not exceeding such Lender’s Commitment. The Borrower shall be entitled to borrow, prepay and reborrow Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow if a Default or Event of Default has occurred and is continuing.

  SECTION 2.3. Procedure for Borrowings.

             The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Borrowing”) (x) by 11:00 a.m. on the requested date of a Base Rate Borrowing and (y) by 11:00 a.m. three Business Days prior to the requested date of a Eurodollar Borrowing. The Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request, until the Borrower elects a different interest rate option under Section 2.5. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000. Promptly following the receipt of the Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

  SECTION 2.4. Funding of Borrowings.

             Each Lender will make available the Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. in the case of a Eurodollar Loan, or by 1:00 p.m. in the case of a Base Rate Loan, to the Administrative Agent at the Payment Office. If by (A) 5:00 p.m. on the Business Day preceding such proposed date in the case of a Eurodollar Loan or (B) 11:00 a.m. on such proposed date in the case of a Base Rate Loan, the Borrower has met all of the conditions precedent, set forth in Sections 3.1 and 3.2 of the Agreement, the Administrative Agent will make such Loans available to the Borrower by initiating a wire transfer by 12:00 noon in the case of a Eurodollar Loan, or by 2:00 p.m. in the case of a Base Rate Loan, on such proposed date to an account designated by the Borrower to the Administrative Agent.

             (a)   Unless the Administrative Agent shall have been notified by any Lender prior to (A) 5:00 p.m. one Business Day prior to the date of a Eurodollar Borrowing or (B) 12:00 noon on the date of a Base Rate Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

             (b)   All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

  SECTION 2.5. Interest Elections.

             (a)   Each Borrowing initially shall be of the Type specified in the Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. At no time shall the total number of Eurodollar Borrowings outstanding exceed four.

             (b)   To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) by 1:00 p.m. on the requested date of a conversion into a Base Rate Borrowing and (y) by 11:00 a.m. three Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

             (c)   If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default has occurred and is continuing, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

             (d)   Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s Pro Rata Share of each resulting Borrowing.

  SECTION 2.6. Changes of Commitments.

             (a)   All Commitments hereunder shall terminate on the Termination Date.

             (b)   Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the

Borrower may reduce the unused portion of the Commitments in part or terminate such Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Commitment of each Lender and (ii) any partial reduction pursuant to this Section 2.6 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000. Any such reduction in the Aggregate Commitments shall result in a proportional reduction in the LC Commitment. Once terminated, a Commitment may not be reinstated.

             (c)   Increase of Commitments.

               (i)   Requests for Increase by Company. The Borrower may, for a period of 45 days after the date hereof, by notice to the Administrative Agent, propose that the aggregate amount of the Commitments be increased (each such proposed increase being a “Commitment Increase”), effective as of a date (the “Commitment Increase Date”) that shall be specified in such notice and that shall be prior to the Approved Termination Date; provided that

                 (A)   the proposed Commitment Increase in respect of the Commitment of either (i) any Increasing Lender or (ii) any Assuming Lender for each Commitment Increase Date shall be in the aggregate amount of $10,000,000 or a multiple of $1,000,000 in excess thereof, provided that the minimum amount of the Commitment of any Assuming Lender shall be $15,000,000,

                 (B)   in no event shall the aggregate amount of the Commitments hereunder, and under the 364-Day Credit Agreement, dated as of the date hereof, among the Borrower, Allegheny Generating Company, the Lenders named therein, Citibank, as administrative agent, and Bank One, as issuer of letters of credit, at any time exceed $1,000,000,000,

                 (C)   no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase, and

                 (D)   the representations and warranties contained in Article IV shall be correct on and as of the Commitment Increase Date as if made on and as of such date.

  The Administrative Agent shall notify the Lenders of a proposed Commitment Increase promptly upon its receipt of any notice from the Borrower with respect to such proposed Commitment Increase. It shall be in each Lender’s sole discretion whether to increase its Commitment hereunder in connection with any proposed Commitment Increase. No later than ten Business Days (or such longer period as the Borrower and the Administrative Agent shall agree) after its receipt of the Borrower’s notice proposing a Commitment Increase, each Lender that is willing to increase its Commitment hereunder (each such Lender being an “Increasing Lender”) shall deliver to the Administrative Agent a notice in which such Lender shall set forth the maximum increase in its Commitment to which such Lender is willing to agree, and the Administrative Agent shall promptly provide to the Company a copy of such Increasing Lender’s notice.

               (ii)   Acceptance of Commitment Increase by the Borrower. If agreement is reached prior to the relevant Commitment Increase Date with any Increasing Lenders and Assuming Lenders, if any, as to a Commitment Increase (the amount of which may be less than (subject to the limitation set forth in clause (i)(A) of this Section 2.6(c)) but not greater than that amount specified in the applicable notice from the Borrower), the Borrower shall deliver, no later than three Business Days prior to such Commitment Increase Date, a notice thereof in reasonable detail to the Administrative Agent (and the Administrative Agent shall give notice thereof to the Lenders, including any Assuming Lenders). The Assuming Lenders, if any, shall become Lenders hereunder as of such Commitment Increase Date, and the Commitments of any Increasing Lenders and such Assuming Lenders shall be increased as of such Commitment Increase Date; provided that:

                 (x)   the Administrative Agent shall have received on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in this Section 2.6(c) has been satisfied;

                 (y)   with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, an appropriate Assumption Agreement in substantially the form of Exhibit E, duly executed by such Assuming Lender and the Borrower; and

                 (z)   each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 9:00 a.m., New York City time, on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Borrower.

               (iii)   Recordation. Upon receipt by the Administrative Agent of confirmation from a Lender that it is increasing its Commitment hereunder, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall (A) record the information contained therein in the appropriate records maintained by the Administrative Agent and (B) give prompt notice thereof to the Borrower. Upon receipt by the Administrative Agent of an Assumption Agreement executed by an Assuming Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such Assumption Agreement has been completed and is in substantially the form of Exhibit C, (x) accept such Assumption Agreement, (y) record the information contained therein in the appropriate records maintained by the Administrative Agent and (z) give prompt notice thereof to the Borrower.

               (iv)   Adjustments of Borrowings upon Effectiveness of Increase. In the event that the Administrative Agent shall have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in clauses (ii)(x) through (ii)(z) above shall have occurred by 9:00 a.m., New York City time, on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly on such date by facsimile transmission or electronic messaging system. On the date of such increase, the Borrower shall each prepay their respective then outstanding Loans (if any) in full, and shall simultaneously borrow new Loans hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Loans of the respective Lenders to each Borrower are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increases). Prepayments made under this clause (iv) shall not be subject to the notice requirements of Section 2.9.

  SECTION 2.7. Repayment of Loans.

             The outstanding principal amount of all Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Termination Date.

  SECTION 2.8. Evidence of Indebtedness.

             (a)   Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment, (ii) the amount of each Loan made thereunder by each Lender, the Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.5, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.5, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

             (b)   At the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a note, in form and substance mutually acceptable to the Administrative Agent and the Borrower, payable to the order of such Lender.

  SECTION 2.9. Optional Prepayments.

             The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, by 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative

Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.10; provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.16. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type pursuant to Section 2.3. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

  SECTION 2.10. Interest on Loans.

             (a)   The Borrower shall pay interest on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time, and on each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time.

             (b)   While an Event of Default has occurred and is continuing or after acceleration, at the option of the Required Lenders, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at an all in rate in effect for Base Rate Loans, plus an additional 2% per annum.

             (c)   Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each fiscal quarter of the Borrower and on the Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and on the Termination Date. Interest on any Loan that is converted into a Loan of another Type or that is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

             (d)   The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

  SECTION 2.11. Fees.

             (a)   The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by it in the Fee Letter.

             (b)   The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on each Lender’s Commitment, regardless of usage, from the date hereof in the case of each initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender payable at a rate per annum equal to the Facility Fee Rate, until the Termination Date, payable on the last day of each March, June, September and December and on the Termination Date.

             (c)   The Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee on each Lender’s Commitment at any time the aggregate amount of all Extensions of Credit made hereunder exceeds 33% of the Aggregate Commitments. The utilization fee shall be payable at a rate per annum equal to the Utilization Fee Rate, payable on the last day of each March, June, September and December and on the Termination Date.

             (d)   The Borrower shall pay to the Administrative Agent for the account of each Lender (including, without limitation the Issuing Bank in its capacity as Lender) the LC Fee on each Lender’s Pro Rata Share of the average daily amount of the sum of the undrawn stated amounts of all Letters of Credit outstanding on each such day, from the date hereof until the later to occur of the Termination Date and the date that no Letters of Credit are outstanding, payable on the last day of each March, June, September and December and on the later to occur of the Termination Date and the date that no Letters of Credit are outstanding. In addition, the Borrower shall pay to the Administrative Agent for the account of the Issuing Bank (i) a fronting fee on the average daily amount of the sum of the undrawn amounts of all Letters of Credit outstanding on each such day, from the date hereof until the later to occur of the Termination Date and the date that no Letters of Credit are outstanding, payable on the last day of each March, June, September and December and on such later date, at a rate equal to .15% per annum, and (ii) such documentary and processing charges in connection with the issuance, amendment, renewal or extension of, and each draw under, each Letter of Credit in accordance with the Issuing Bank’s standard schedule for such charges as in effect from time to time.

  SECTION 2.12. Computation of Interest and Fees.

             All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

  SECTION 2.13. Inability to Determine Interest Rates.

             If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

               (i)   the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

               (ii)   the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, then such Borrowing shall be made as a Base Rate Borrowing.

  SECTION 2.14. Illegality.

             If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Loan shall be made as a Base Rate Loan as part of the same Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

  SECTION 2.15. Increased Costs.

             (a)   If any Change in Law shall:

               (i)   impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (each a “Claimant”) (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

               (ii)   impose on any Claimant or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans or other Extension of Credit made by such Claimant, excluding any change in Excluded Taxes;

  and the result of the foregoing is to increase the cost to such Claimant of making, converting into, continuing or maintaining a Eurodollar Loan or other Extension of Credit or to increase the cost to such Claimant or to reduce the amount received or receivable by such Claimant hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Claimant on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Claimant, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Claimant for such additional costs incurred or reduction suffered.

             (b)   If any Claimant shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Claimant’s capital (or on the capital of such Claimant’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Claimant or such Claimant’s parent corporation could have achieved but for such Change in Law (taking into consideration such Claimant’s policies or the policies of such Claimant’s parent corporation with respect to capital adequacy) then, from time to time, within five Business Days after receipt by the Borrower of written demand by such Claimant (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Claimant such additional amounts as will compensate such Claimant or such Claimant’s parent corporation for any such reduction suffered.

             (c)   A certificate of a Claimant setting forth the amount or amounts necessary to compensate such Claimant or such Claimant’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender such amount or amounts within 10 days after receipt thereof.

             (d)   Failure or delay on the part of any Claimant to demand compensation pursuant to this Section shall not constitute a waiver of such Claimant’s right to demand such compensation.

  SECTION 2.16. Funding Indemnity.

             In the event of (i) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), or (iv) any repayment of all or any portion of any Eurodollar Borrowing other than on the last day of an Interest Period therefor as a result of a request by the Borrower for a Commitment Increase pursuant to Section 2.6(c) and a resulting adjustment of outstanding Borrowings as among Lenders under paragraph (iv) of such Section, then, in any such event, the Borrower shall compensate each Lender, within five Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan)

over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.16 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

  SECTION 2.17. Taxes.

             (a)   Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Issuing Bank or any Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

             (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

             (c)   The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, within five Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, not otherwise paid by the Borrower, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the Issuing Bank or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

             (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

             (e)   Any Foreign Lender and if applicable, the Issuing Bank, that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender, or the Issuing Bank, agrees that it will deliver to the Administrative Agent, the Issuing Bank and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s or the Issuing Bank’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender or the Issuing Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender or the Issuing Bank is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender or the Issuing Bank, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender or the Issuing Bank is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender or the Issuing Bank is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender or the Issuing Bank shall deliver to the Borrower, the Issuing Bank and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrower, the Issuing Bank and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

  SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

             (a)   The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, free and clear of any defenses, rights of setoff, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.15, 2.16 and 2.17 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

             (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

             (c)   If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or an account of the Borrower’s reimbursement obligations in respect of such Lender’s participation in an LC Disbursement that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and such reimbursement obligations of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

             (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

             (e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.18(d) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

  SECTION 2.19. Mitigation of Obligations.

             If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

  SECTION 2.20. Letters of Credit.

             (a)   The Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.20(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower and to make LC Disbursements payable in accordance with the terms and conditions of Letters of Credit issued hereunder, all on the terms and conditions set forth herein; provided, that (i) each Letter of Credit shall expire no later than the date that is five Business Days prior to the Termination Date; (ii) each Letter of Credit shall be in a stated amount no less than $100,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance the aggregate LC Exposure would exceed the LC Commitment. Upon the issuance of each Letter of Credit each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.

             (b)   To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent an irrevocable Request for Issuance by delivering such Request for Issuance to both the Issuing Bank and the Administrative Agent not later than 1:00 p.m. (Central time) one Business Day prior to the requested date of such issuance (or amendment, renewal or extension, as the case may be). In addition to the satisfaction of the conditions in Article III (the satisfaction of which the Issuing Bank shall have no duty to ascertain), the issuance of each Letter of Credit (or any amendment that increases the amount of a Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered to the Issuing Bank such application or reimbursement agreement, and/or such other instruments and agreements relating to such Letter of Credit, if any, as the Issuing Bank may have reasonably requested. In the event of any conflict between the terms of any such application, agreement or instrument and the terms of this Agreement, the terms of this Agreement shall control. At the request of the Borrower, any Letter of Credit may be issued designating a subsidiary of the Borrower as a nominal account party in respect of such Letter of Credit, but no such designation shall in any manner limit or impair, or relieve the Borrower of, the obligations of the Borrower hereunder and in respect of such Letter of Credit, it being understood and agreed that, as among the several parties to this Agreement, the Borrower shall at all times have all of the rights and be subject to all of the obligations, duties and responsibilities of an account party with respect to each letter of Credit whether or not such Letter of Credit refers to the Borrower as the account party with respect to such Letter of Credit.

             (c)   Unless the Issuing Bank has received notice from the Administrative Agent on or before 1:00 p.m (Central time) on the requested date of such issuance (or amendment, renewal or extension, as the case may be) directing the Issuing Bank not to issue the Letter of Credit because such issuance (or amendment, renewal or extension, as the case may be) is not then permitted hereunder because of the limitations set forth in Section 2.20(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions of this Section 2.20, the Issuing Bank shall, on the requested date, issue such Letter of Credit (or amendment, renewal or extension, as the case may be) in accordance with the Issuing Bank’s usual and customary business practices, and provide notice and a copy thereof to the Administrative Agent.

             (d)   The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The responsibility of the Issuing Bank to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit, and the Issuing Bank shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit as it does with respect to letters of credit in which no participations are granted. The Issuing Bank shall promptly notify the Borrower and the Administrative Agent of each demand for payment under a Letter of Credit and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 10:00 a.m. (Central time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedents set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.8. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

             (e)   If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each applicable Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against any beneficiary of a Letter of Credit, the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower making such payment or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

             (f)   To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) of this Section 2.20 on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay Default Interest on such amount.

             (g)   If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower with three Business Days after all Events of Default have been cured or waived.

             (h)   Promptly following the end of each fiscal quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such fiscal quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

             (i)   The Borrower’s obligations to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

               (i)   Any lack of validity or enforceability of any Letter of Credit or this Agreement;

               (ii)   The existence of any claim, set-off, defense or other right which the Borrower or any Lender or any Subsidiary or Affiliate of the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

               (iii)   Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv)   Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

               (v)   Any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit;

               (vi)   Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

               (vii)   The existence of a Default or an Event of Default.

             (j)   Each Letter of Credit shall be subject to (i) either (as selected by the Issuing Bank from time to time) (A) the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time, or (B) the International Standby Practices 1998 (ISP98), International Chamber of Commerce Publication No. 590, as the same may be amended from time to time, and (ii) to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

             (k)   Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by either (x) the Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof, or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

             (l)   The Borrower hereby agrees to indemnify and hold harmless each Lender, the Issuing Bank and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the Issuing Bank or the Administrative Agent may incur (or that may be claimed against such Lender, the Issuing Bank or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Bank may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting

Lender) or (ii) by reason of or on account of the Issuing Bank issuing any Letter of Credit that specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Issuing Bank, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the Issuing Bank or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Bank (as finally determined by a court of competent jurisdiction) or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.20(l) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

             (m)   Each Lender hereby agrees to indemnify, ratably in accordance with its Pro Rata Share, the Issuing Bank, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

ARTICLE III
CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

  SECTION 3.1. Conditions To Initial Extensions of Credit.

             The obligations of the Lenders and the Issuing Bank to make Extensions of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

               (a)   The Administrative Agent, the Lenders and the Issuing Bank shall have received all fees and other amounts due and payable on or prior to the date of the initial Extension of Credit, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under the Fee Letter.

               (b)   The Administrative Agent (or its counsel) shall have received the following (each of which, unless otherwise specified, shall be dated on or as of a single date occurring on or before the date of the Initial Extension of Credit):

                 (i)   a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include a facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

                 (ii)   if requested by any Lender, a duly executed note payable to such Lender;

                 (iii)   a certificate of the Secretary of the Borrower, attaching and certifying copies of its operating agreement and of the resolutions of its boards of directors or members, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents;

                 (iv)   certified copies of the certificate of organization or other charter documents of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of formation of the Borrower and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign corporation except for any such jurisdiction where the failure to so qualify shall not have a Material Adverse Effect;

                 (v)   a favorable written opinion of (i) Sullivan & Cromwell, or other counsel to the Borrower acceptable to the Administrative Agent and (ii) in-house counsel for the Borrower, in each case, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Administrative Agent, the Issuing Bank or the Required Lenders shall reasonably request;

                 (vi)   a certificate, dated as of the date hereof, and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 3.2;

                 (vii)   certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;

                 (viii)   copies of the audited consolidated financial statements for the Borrower and its Subsidiaries for the Fiscal Years ending December 31, 2000 and December 31, 2001, including balance sheets, income and cash flow statements audited by independent certified public accountants of recognized national standing and prepared in conformity with GAAP, and such other financial information as the Lenders may reasonably request; and

                 (ix)   Certification by the Borrower that its obligations under (i) the credit agreement, dated as of April 27, 2001 with Citibank as administrative agent, (ii) the credit agreement, dated as of April 20, 2001 with SunTrust Bank as administrative agent, (iii) the first amended and restated letter of credit facility agreement, dated as of July 18,

    2001, with ABN AMRO Bank N.V. as administrative agent, and (iv) the letter agreement, dated March 16, 2001, between the Borrower and Bank One, NA have been paid in full, and that all letters of credit outstanding under each of the foregoing agreements shall be terminated on or before the date of the Initial Extension of Credit.

  SECTION 3.2. Each Extension of Credit.

             The obligation of each Lender and the Issuing Bank to make any Extension of Credit is subject to the satisfaction of the following conditions:

               (a)   at the time of and immediately after giving effect to such Extension of Credit, no Default or Event of Default shall have occurred and be continuing or would result from the making of such Extension of Credit; and

               (b)   all representations and warranties set forth in the Loan Documents (other than in the case of a Loan the proceeds of which are being used to repay commercial paper, the representation and warranty set forth in the last sentence of Section 4.4) shall be true and correct in all material respects on and as of the date of such Extension of Credit before and after giving effect thereto;

               (c)   the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent, the Issuing Bank or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

             Each Extension of Credit (as well as each submission of a request for an Extension of Credit) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

  SECTION 3.3. Delivery of Documents.

             All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, in sufficient counterparts or copies for each of the Lenders and the Issuing Bank and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

             The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:

  SECTION 4.1. Existence; Power.

             The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a limited liability company or corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

  SECTION 4.2. Organizational Power; Authorization.

             The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, member action. This Agreement has been duly executed and delivered by the Borrower, and constitutes a valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

  SECTION 4.3. Governmental Approvals; No Conflicts.

             The execution, delivery and performance by the Borrower of this Agreement, and of the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, or where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any applicable law, rule or regulation or the charter, certificate of formation, bylaws, limited liability company agreement, or other organizational documents of the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

  SECTION 4.4. Financial Statements.

             The Borrower has furnished to each Lender the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2000 and December 31, 2001 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended audited by PricewaterhouseCoopers. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments. Since December 31, 2001, there have been no changes with respect to the Borrower and its Subsidiaries that have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect; provided, that changes in the Borrower’s trading positions arising in the ordinary course of business shall be viewed in the aggregate rather than on an individual trading position basis.

  SECTION 4.5. Litigation and Environmental Matters.

             (a)   No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that would reasonably be expected to have a Material Adverse Effect or (ii) that in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

             (b)   Except for the matters set forth on Schedule 4.5, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has incurred or, to the knowledge of the Borrower, otherwise become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any potential claim for any Environmental Liability, in each case that could reasonably be expected to have a Material Adverse Effect.

  SECTION 4.6. Compliance with Laws and Agreements.

             The Borrower and each of its Subsidiaries is in compliance with (i) all applicable laws, rules, regulations, judgments and orders of any Governmental Authority, and (ii) all indentures, agreements or other instruments binding upon it or its properties, except where noncompliance would not have a Material Adverse Effect.

  SECTION 4.7. Investment Company Act, Etc.

             Neither the Borrower nor any of its Subsidiaries is an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. The Borrower is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended (“PUHCA”). Under PUHCA, the Borrower is not prohibited from incurring the Indebtedness contemplated by this Agreement. The Borrower is not otherwise subject to any other regulatory scheme limiting its ability to incur debt. The Subsidiaries of the Borrower are not restricted or prohibited by any Requirement of Law from paying cash dividends or distributions to their shareholders from retained earnings. To the extent that the Borrower and its Subsidiaries are subject to regulation under the Federal Power Act, the Borrower and its Subsidiaries have received all necessary approvals and made all necessary filings thereunder in connection with the execution, delivery and performance of this Agreement and the other Loan Documents.

  SECTION 4.8. Taxes.

             The Borrower and each Subsidiary of the Borrower and each other Person the taxes for which the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. As of the date hereof, the charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

  SECTION 4.9. Margin Regulations.

             None of the proceeds of any of the Loans will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock”.

  SECTION 4.10. ERISA.

             No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than $10,000,000, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than $10,000,000.

  SECTION 4.11. Ownership of Property.

             (a)   The Borrower and each Subsidiary of the Borrower has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, free and clear of any Liens except Liens permitted under Section 7.2.

             (b)   The Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, tradenames, copyrights, franchises, licenses, and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

  SECTION 4.12. Disclosure.

             The Borrower has disclosed to the Lenders all matters known to it that could reasonably be expected to result in a Material Adverse Effect. None of the reports (including all reports that the Borrower is required to file with the SEC), financial statements, certificates or other information furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender, or to the best knowledge of the Borrower otherwise provided to the Administrative Agent, the Issuing Bank or any Lender, in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading,

  SECTION 4.13. Labor Relations.

             There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

  SECTION 4.14. Subsidiaries.

             Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary of the Borrower as of the date hereof.

  SECTION 4.15. Pari Passu with Other Unsubordinated Unsecured Debt.

             The Obligations constitute Indebtedness that is pari passu with all other unsubordinated unsecured Indebtedness of the Borrower.

ARTICLE V
AFFIRMATIVE COVENANTS

             The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder, any Letter of Credit is outstanding or the principal of or interest on any Loan or any fee remains unpaid:

  SECTION 5.1. Financial Statements and Other Information.

             The Borrower will deliver to the Administrative Agent, the Issuing Bank and each Lender:

               (a)   as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by PricewaterhouseCoopers or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; the Borrower further agrees to provide the Administrative Agent, the Issuing Bank and each Lender with consolidating financial statements concurrently with the consolidated financial statements referred to above after such time as the Borrower begins producing consolidating financial statements;

               (b)   as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; the Borrower further agrees to provide the Administrative Agent, the Issuing Bank and each Lender with consolidating financial statements concurrently with the consolidated financial statements referred to above after such time as the Borrower begins producing consolidating financial statements;

               (c)   concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer of the Borrower, (i) certifying as to whether a Default or Event of Default has occurred and is continuing on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action that the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change in the financial statements accompanying such certificate;

               (d)   promptly after the same become publicly available, copies of all periodic and other reports, registration statements, proxy statements and other materials filed with the SEC pursuant to the Securities Act of 1933, as amended and Securities Exchange Act of 1934, as amended, or any Governmental Authority succeeding to any or all functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

               (e)   promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary of the Borrower as the Administrative Agent, the Issuing Bank or any Lender may reasonably request.

  SECTION 5.2. Notices of Material Events.

             The Borrower will furnish to the Administrative Agent, the Issuing Bank and each Lender prompt written notice of the following:

               (a)   the occurrence of any Default or Event of Default;

               (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary of the Borrower that could reasonably be expected to result in a Material Adverse Effect;

               (c)   the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) incurs or, to the knowledge of the Borrower, otherwise becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any potential claim for any Environmental Liability and in each of the preceding clauses, which could reasonably be expected to result in a Material Adverse Effect;

               (d)   the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000;

               (e)   any change in the rating of the Borrower’s senior unsecured debt without credit enhancement by Moody’s or S&P; and

               (f)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

  SECTION 5.3. Existence; Conduct of Business.

             The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation, dissolution or disposition permitted under Section 7.3; provided further, however that nothing in this Section 5.3 shall prohibit the Borrower from merging into a to-be-formed Maryland corporation created solely for the purpose of converting the Borrower from a Delaware limited liability company to a Maryland corporation if at the time of such merger, such Maryland corporation shall have no liabilities or obligations to any Person.

  SECTION 5.4. Compliance with Laws, Etc.

             The Borrower will, and will cause its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, and all Contractual Obligations, except where the failure to do so would not result in a Material Adverse Effect.

  SECTION 5.5. Payment of Obligations.

             The Borrower will, and will cause its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (B) the Borrower or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect or (iii) the failure to make such payment would not by law result in a Lien upon its property that is not a Permitted Encumbrance.

  SECTION 5.6. Books and Records.

             The Borrower will, and will cause its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

  SECTION 5.7. Visitation, Inspection, Etc.

             The Borrower will, and will cause its Subsidiaries to, permit any representative of the Administrative Agent, the Issuing Bank or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent, the Issuing Bank or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, that such Administrative Agent or Lender and its authorized representatives shall hold any information designated in writing as confidential obtained during such visit or inspection in accordance with Section 10.11.

  SECTION 5.8. Maintenance of Properties; Insurance.

             The Borrower will, and will cause its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

  SECTION 5.9. Use of Proceeds.

             The Borrower will use the proceeds of all Extensions of Credit for general corporate purposes, including commercial paper backstop. No part of the proceeds of any Extension of Credit will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

ARTICLE VI
FINANCIAL COVENANTS

             The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder, any Letter of Credit is outstanding or the principal of or interest on any Loan or any fee remains unpaid:

  SECTION 6.1. Leverage Ratio.

             The Borrower will maintain, as of the last day of each fiscal quarter, a Leverage Ratio of not greater than 0.70:1.0. Such ratio shall be calculated on a quarterly basis and measured on the last day of each fiscal quarter.

  SECTION 6.2. Ratio of Earnings to Fixed Charges.

             The Borrower will maintain, as of the last day of each fiscal quarter for the preceding four fiscal quarters, Ratio of Earnings to Fixed Charges of not less than 2.0:1.0.

ARTICLE VII
NEGATIVE COVENANTS

             The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder, any Letter of Credit is outstanding or the principal of or interest on any Loan or any fee remains unpaid:

  SECTION 7.1. Indebtedness of Subsidiaries.

             The Borrower will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except:

               (a)   Indebtedness of any Subsidiary of the Borrower owed to the Borrower or any other Subsidiary of the Borrower;

               (b)   Indebtedness of any Subsidiary of the Borrower that is Non-Recourse to the Borrower;

               (c)   Indebtedness of Special Purpose Vehicles;

               (d)   Indebtedness under a Permitted Receivables Securitization;

               (e)   Indebtedness secured, in whole or in part, by Liens on pollution control equipment or otherwise incurred to finance pollution control equipment;

               (f)   Indebtedness incurred in connection with synthetic lease transactions; and

               (g)   any other Indebtedness of any Subsidiary of the Borrower; provided that the aggregate principal amount of all such Indebtedness of such Subsidiaries (other than Indebtedness incurred under clauses (a) through (f)) does not at any time exceed forty percent of the Shareholder’s Equity of the Borrower as of the last day of the most recently ended fiscal quarter.

  SECTION 7.2. Negative Pledge.

             The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

               (a)   Permitted Encumbrances;

               (b)   Liens on accounts receivable and related assets of the Borrower and its Subsidiaries pursuant to a Permitted Receivables Securitization;

               (c)   Liens secured by pollution control equipment;

               (d)   Liens incurred in connection with synthetic lease transactions;

               (e)   Liens incurred by Special Purpose Vehicles;

               (f)   Liens on cash, short-term investments and trading positions (i) deposited by the Borrower or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or other counterparties or (ii) pledged by the Borrower or any of its Subsidiaries in the case of clause (i) or (ii), to secure its obligations with respect to contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and future contracts) for the purchase or sale of any energy related commodity or interest rate or currency rate management contracts; and

               (g)   Liens (other than Liens incurred under clauses (a) through (f)) securing Indebtedness in an amount not in excess of 15% of the consolidated assets (including assets held “off-balance sheet” that are subject to Liens restricted under this Section) of the Borrower and its Subsidiaries at any time outstanding.

  SECTION 7.3. Fundamental Changes.

             (a)   The Borrower will not, nor will it permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or a substantial part of its business, property or fixed assets (in each case, whether now owned or hereafter acquired) or all or a substantial portion of the stock or beneficial ownership of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate, windup or dissolve or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

               (i)   (A) Any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any wholly owned Subsidiary of the Borrower, or be liquidated, wound up or dissolved, or (B) with respect to the Borrower and any of its Subsidiaries, all or substantially all of its business, property or assets (including shares of common stock, membership interests and other equity interests) may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any wholly owned Subsidiary of the Borrower so long as after giving effect to such transaction, the Borrower would be in compliance with this Agreement, on a pro forma basis, calculated as if such transaction had taken place on the first day of the four fiscal quarter period ending on the most recent fiscal quarter end; provided that, in the case of such a merger or consolidation, the Borrower, if a party thereto, shall be the continuing or surviving corporation, or otherwise such wholly-owned Subsidiary shall be the continuing or surviving corporation.

               (ii)   The Borrower and its Subsidiaries may acquire (A) any Person or all or substantially all of the business, property or fixed assets of any Person if such Person is engaged in business substantially similar to those conducted by the Borrower and its Subsidiaries, or such business, property or assets so acquired are useful to the Borrower or any Subsidiary of the Borrower in its current business prior to such acquisition, (such acquisitions being herein collectively referred to as “Permitted Acquisitions”), (B) individual interests in power generating and related facilities, and (C) assets, shares of common stock, membership interests, other equity interests, mineral rights, or other rights and interests transferred to the Borrower or any of its Subsidiaries from the Parent or any of the Parent’s Subsidiaries in each case under subsections (A), (B) and (C) so long as after giving effect to such Permitted Acquisitions, the Borrower and its consolidated Subsidiaries would be in compliance with this Agreement on a pro forma basis calculated as if the Permitted Acquisition had taken place on the first day of the four fiscal quarter period ending on the most recent fiscal quarter end;

               (iii)   The Borrower and its Subsidiaries are expressly permitted to (A) terminate the corporate existence of any Subsidiary if such termination is not materially disadvantageous to the Lenders, (B) convey, sell, exchange, lease, sublease, transfer or otherwise acquire or dispose of assets (including shares of common stock, membership interests and other equity interests) in connection with Off-Balance Sheet Liabilities to the extent such Off-Balance Sheet Liabilities are permitted under Section 7.1, (C) swap or trade assets of comparable value, (D) acquire an increased ownership interest in any Person in which the Borrower or its Subsidiaries has a direct or indirect ownership interest, (E) establish and contribute capital to a wholly owned funding or finance company and borrow money from such funding or finance company, (F) convey, sell exchange, lease, sublease, transfer or otherwise acquire or dispose of assets (including shares of common stock, membership interests and other equity interest of Subsidiaries that do not constitute Material Subsidiaries; (G) sell accounts receivable (including commodities contracts and other contracts) of the Borrower or its Subsidiaries in connection with a Permitted Receivables Securitization, and/or (H) other transactions not materially disadvantageous to the Lenders, in the sole discretion of the Administrative Agent.

               (iv)   The Borrower or any of its Subsidiaries may sell assets (including shares of common stock, membership interests and other equity interests) provided that the proceeds are used to repay Indebtedness of the Borrower or its Subsidiaries or are invested in utility assets.

               (v)   For purposes of this Section 7.3(a), a “substantial part” shall mean in the aggregate for all transactions an amount in excess of 10% of the consolidated assets of the Borrower and its Material Subsidiaries.

               (vi)   No restriction set forth hereunder shall prohibit the Borrower’s ability to participate in the merger transaction described in Section 5.3, which merger transaction is expressly permitted.

None of the foregoing exceptions shall be permitted if before or after giving effect thereto a Default or Event of Default shall have occurred.

             (b)   Notwithstanding anything contained in subsection (a) above or Section 7.2 to the contrary, the Borrower will not at any time fail to own directly or indirectly operating assets (including accounts receivable, inventory, fixtures, plant and equipment, but not equity or debt Investments in any of its Subsidiaries) not subject to Liens with an aggregate book value of at least $1,000,000,000.

             (c)   The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in by the Borrower and its Subsidiaries on the date hereof and substantially similar or related businesses; provided that oil and gas producing properties shall be deemed to be related businesses; provided, further, that the Borrower and its Subsidiaries may engage in any businesses that they acquire or enter into in connection with the transactions contemplated in Section 7.3(a).

  SECTION 7.4. Investments, Loans, Etc.

             The Borrower will not, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) or, make or permit to exist any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, (all of the foregoing being collectively called “Investments”), except:

             (a)   Investments in Cash Equivalents;

             (b)   Investments existing on the date hereof that are described on Schedule 7.4;

             (c)   Investments required in the ordinary course of the power generating and trading, marketing and procurement business, including advances in the ordinary course with respect to power purchases, fuel purchases and other ordinary course of business transactions;

             (d)   Investments in Subsidiaries of the Borrower;

             (e)   Investments in the money pool utilized by all of the Affiliates of the Borrower;

             (f)   Investments in Subsidiaries pursuant to transactions permitted by Sections 7.3, 7.5 or 7.6;

             (g)   Investments in special purpose Subsidiaries in connection with Off-Balance Sheet Liabilities permitted hereunder, including Investments related to Special Purpose Vehicles;

             (h)   Investments in joint ventures with respect to holding energy-related assets;

             (i)   Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and supplier arising in the ordinary course of business;

             (j)   Investments permitted under Section 7.3;

             (k)   Investments in an Affiliate of the Borrower pursuant to a Permitted Receivables Securitization; and

             (l)   Investments as a part of Rate Management Transaction permitted under Section 7.8.

  SECTION 7.5. Disposal of Subsidiary Stock.

             The Borrower will not

             (a)   Directly or indirectly, sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity securities of (or warrants, rights or options to acquire shares or other equity securities of) any of its Subsidiaries, except to qualified directors if required under applicable law;

             (b)   Permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity securities of (or warrants, rights or options to acquire share or other equity securities of) such Subsidiary, except to the Borrower, another Subsidiary of the Borrower or to qualify directors if required by applicable law.

Provided, that notwithstanding the provisions of this Section 7.5, the Borrower and its Subsidiaries are expressly permitted to undertake the transactions expressly permitted by Sections 7.1, 7.3 and 7.6.

  SECTION 7.6. Transactions with Affiliates.

             The Borrower will not, nor will it permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Borrower and its Subsidiaries) which is on terms that are less favorable than are obtainable from any Person which is not one of its Affiliates; provided that any transaction executed in accordance with the requirements of the Public Utility Holding Company Act of 1935 shall be permitted hereunder; provided further, that any agreements by the Borrower and its Subsidiaries with a utility to provide provider of last resort requirements, as such agreements are amended from time to time, shall be permitted hereunder so long as such provider of last resort requirements are with a creditworthy entity and all such provider of last resort requirements are approved by the applicable regulatory authority.

  SECTION 7.7. Restrictive Agreements.

             The Borrower will not, nor will it permit any of its Subsidiaries (other than a Special Purpose Vehicle) to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements to management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary (other than a Special Purpose Vehicle) to make any payment, directly or indirectly, to the Borrower unless such payment is to be used in connection with the incurrence of Indebtedness secured by Liens permitted under Section 7.2(b).

  SECTION 7.8. Rate Management Transactions.

             The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any Rate Management Transaction, other than Rate Management Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary of the Borrower is exposed in the conduct of its business or the management of its liabilities or other Rate Management Transactions consistent with the policy on Corporate Energy Risk Policy (as amended from time to time) approved by the Borrower’s board of directors.

  SECTION 7.9. Accounting Changes.

             The Borrower will not, nor will it permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the Fiscal Year, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

  SECTION 7.10. Restricted Junior Payments.

             The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment unless after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VIII
EVENTS OF DEFAULT

  SECTION 8.1. Events of Default.

             If any of the following events (each an “Event of Default”) shall occur:

               (a)   the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of a Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

               (b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than payment of an amount described in subsection (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days; or

               (c)   any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary of the Borrower in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent, the Issuing Bank or the Lenders by the Borrower or any representative of the Borrower pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

               (d)   the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2(a), 5.3 (with respect to the existence of the Borrower) or Articles VI or VII; or

               (e)   the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent, or any Lender; or

               (f)   the Borrower or any Subsidiary of the Borrower (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

               (g)   the Borrower or any Subsidiary of the Borrower shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary of the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

               (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary of the Borrower or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

               (i)   the Borrower or any Subsidiary of the Borrower shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

               (j)   an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000; or

               (k)   any judgment or order for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary of the Borrower, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

               (l)   any nonmonetary judgment or order shall be rendered against the Borrower or any Subsidiary of the Borrower that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

               (m)   the Borrower shall fail to be at least an 80%-owned Subsidiary of the Parent or the Parent shall sell an interest in the Borrower pursuant to a Public Offering; or

               (n)   Allegheny Generating Company shall fail to be (i) 100%-owned by the Borrower and Monongahela Power Company, collectively, or (ii) owned, directly or indirectly, at least 76% by the Borrower; or

               (o)   a Change in Control shall occur; or

               (p)   any provision of any guaranty of the Obligations shall for any reason cease to be valid and binding on, or enforceable against, the applicable guarantor, or any such guarantor shall so state in writing, or any such guarantor shall seek to terminate its guaranty of the Obligations;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender and the obligation of the Issuing Bank to issue Letters of Credit shall terminate; (ii) declare the principal of and any accrued interest on the Loans or any amount outstanding under any Letter of Credit, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in Section 2.20(g) and in any other Loan Document; and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either subsection (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX
THE ADMINISTRATIVE AGENT

  SECTION 9.1. Appointment of Administrative Agent.

             Each Lender irrevocably appoints Citibank, N.A. as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such subagent and the Related Parties of the Administrative Agent and any such subagent and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

  SECTION 9.2. Nature of Duties of Administrative Agent.

             The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, the Issuing Bank or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

  SECTION 9.3. Lack of Reliance on the Administrative Agent.

             Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

  SECTION 9.4. Certain Rights of the Administrative Agent.

             If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

  SECTION 9.5. Reliance by Administrative Agent.

             The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

  SECTION 9.6. The Administrative Agent in its Individual Capacity.

             The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders” and “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

  SECTION 9.7. Successor Administrative Agent.

             (a)   The Administrative Agent may resign at any time by giving notice thereof to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

             (b)   Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative

Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article X shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

  SECTION 9.8. Authorization to Execute other Loan Documents.

             Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute on behalf of all Lenders and the Issuing Bank all Loan Documents other than this Agreement and the Letters of Credit.

ARTICLE X
MISCELLANEOUS

  SECTION 10.1. Notices.

             (a)   Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing (including without limitation, facsimile, which shall be considered an original writing) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

To the Borrower:	Allegheny Energy Supply Company, LLC
10435 Downsville Pike
Hagerstown, MD 21740
Attention: Mr. Keith Warchol
Facsimile Number: 301-665-2751

To the Administrative Agent:	Citibank, N.A.
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attention: Brian Maxwell
Facsimile Number: 302-894-6120

To the Issuing Bank:	Bank One, NA
1 Bank One Plaza
Mail Suite IL1-0363
Chicago, Illinois 60670-0363
Attention: Dawn Lawler
Facsimile Number: (312) 732-7455

With a second copy to:	Bank One, NA
300 Riverside Plaza, 7th Floor
Mail Suite IL1-0236
Chicago, IL 60670-0236
Attention: George Cagadas
Facsimile Number: (312) 954-0203

To any other Lender:	the address set forth in the Administrative Questionnaire

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received (by mail, facsimile or otherwise) by such Person at its address specified in this Section 10.1.

             (b)   The Administrative Agent, the Issuing Bank and the Lenders may rely on any writing (including any facsimile, electronic transmission or any information on a computer disk or similar medium which may be reduced to writing), or any telephonic or other oral message or instruction (including, without limitation, any oral waiver of any discrepancy with respect to any time), that such party believes in good faith to have been received from an authorized officer, employee or representative of the Borrower, and the Administrative Agent, the Issuing Bank and the Lenders shall not be liable for any action taken in good faith with respect to any writing, message or instruction from an unauthorized person. Notwithstanding the foregoing, the Administrative Agent, the Issuing Bank and the Lenders are not obligated to recognize the authenticity of any request for the issuance of a Letter of Credit or to make a Borrowing hereunder that is not evidenced to its satisfaction by a writing originally signed by a person the Borrower has certified is authorized to act for the Borrower hereunder or by a message or instruction authenticated to the satisfaction of such Administrative Agent, the Issuing Bank or such Lender.

  SECTION 10.2. Waiver; Amendments.

             (a)   No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent, the Issuing Bank or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

             (b)   No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) reduce the principal amount of any Loan or any reimbursement obligation in respect of a Letter of Credit or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender and, if applicable the Issuing Bank, affected thereby; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or any reimbursement obligation in respect of a Letter of Credit or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, or allow a Letter of Credit to have an expiry date subsequent to the Termination Date without the written consent of each Lender affected thereby, and, if applicable the Issuing Bank; (iv) change Section 2.18 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender and the Issuing Bank; (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders that are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender; (vii) release all or substantially all collateral (if any) securing any of the Obligations without the written consent of each Lender; (viii) affect the rights or duties of the Issuing Bank under this Agreement without the written consent of the Issuing Bank; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person; and provided further, that any waiver of, or amendment to, the definition of “Change of Control” shall require the consent of Lenders holding 66-2/3% or more of the aggregate outstanding Commitments at such time, or, if the Commitments have been terminated, the consent of Lenders holding 66-2/3% or more of the aggregate outstanding Loans and obligations to participate in LC Disbursements at such time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders, the Issuing Bank and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate (but such Lender shall continue to be entitled to the benefits of Sections 2.15, 2.16, and 2.17 and 10.3) upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and is released from its obligations hereunder.

  SECTION 10.3. Expenses; Indemnification.

             (a)   The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof, and (ii) all out-of-pocket costs and expenses (including, without limitation, the fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights after the occurrence of an Event of Default in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

             (b)   The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all losses, claims, damages, costs, expenses (including reasonable fees, time charges and expenses of attorneys for each Indemnitee) and liabilities of any Indemnitee arising out of or relating to any litigation, investigation or other proceeding (regardless of whether the Indemnitee is a party thereto and including any legal or other expenses incurred in connection with the investigation or defense of any such litigation or other proceeding) relating to or resulting from (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or intended use of the proceeds therefrom, (iii) the use by the Borrower or any Beneficiary of any Letter of Credit of such Letter of Credit, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary of the Borrower or any Environmental Liability related to the Borrower or any Subsidiary of the Borrower, whether based on contract, tort or any other theory and (iv) any claim against the Administrative Agent or the Issuing Bank brought by a Lender or the Issuing Bank; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

             (c)   The Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

             (d)   To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent or the Issuing Bank under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

             (e)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

             (f)   All amounts due under this Section shall be payable promptly after written demand therefor.

  SECTION 10.4. Successors and Assigns.

             (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than to an assignee expressly permitted or not restricted under Section 7.3 hereof) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

             (b)   Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans at the time owing to it and its interests in any other Extension of Credit); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and rights to reimbursement under any LC Disbursement at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of any assignment of a Loan or rights to reimbursement under an LC Disbursement, unless each of the Administrative Agent, the Issuing Bank and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or rights to reimbursement under an LC Disbursement or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non pro rata basis, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (iv) such Lender has notified the Borrower of such assignment. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.3. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

             (c)   The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

             (d)   Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans or rights to reimbursement under an LC Disbursement owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such guaranty agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

             (e)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting initial Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of any Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (it being understood and agreed that the Granting Lender shall remain responsible for all of its obligations hereunder and shall protect and indemnify the Borrower, the Administrative Agent and the other Lenders for all liabilities, costs and expenses resulting from the acts and omissions of the SPV). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State. Notwithstanding anything to the contrary in this Section 10.4, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose any non-public information relating to the Loans on a confidential basis in the manner set forth in Section 10.11.

             (f)   A Participant shall not be entitled to receive any greater payment under Section 2.15 and Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the

Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

             (g)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

  SECTION 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

             (a)   This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

             (b)   The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

             (c)   The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

             (d)   Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

  SECTION 10.6. WAIVER OF JURY TRIAL.

             EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

  SECTION 10.7. Right of Setoff.

             In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees to notify promptly the Administrative Agent and the Borrower after any such setoff and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

  SECTION 10.8. Counterparts; Integration.

             This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents and the Administrative Agent Fee Letter constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

  SECTION 10.9. Survival.

             All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, and 10.3 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

  SECTION 10.10. Severability.

             Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  SECTION 10.11. Confidentiality.

             Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary of the Borrower, except that unless otherwise agreed to in writing by such Lender, such information may be disclosed (i) to its Affiliates, to other Lenders and their respective Affiliates and to any actual or prospective assignee or Participant (provided that each such Person shall agree to be bound by the confidentiality provision of this Section 10.11) and any other Related Party of the Administrative Agent or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

  SECTION 10.12. Waiver of Effect of Corporate Seal.

             The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC
By	/s/ Regis F. Binder

Name: Regis F. Binder
Title: Treasurer

3-Year Credit Agreement

CITIBANK, N.A., as Administrative Agent and as a Lender
By	/s/ Costas Rigas

Name: Costas Rigas
Title: Vice President

3-Year Credit Agreement

BANK ONE, NA, as Issuing Bank and as Lender
By	/s/ Dawn M. Lawler

Name: Dawn M. Lawler
Title: Director

3-Year Credit Agreement

BANK OF AMERICA, N.A.
By	/s/ Michelle A. Schoenfeld

Name: Michelle A. Schoenfeld
Title: Principal

3-Year Credit Agreement

JPMORGAN CHASE BANK
By	/s/ Peter M. Ling

Name: Peter M. Ling
Title: Vice President

3-Year Credit Agreement

UNION BANK OF CALIFORNIA, N.A.
By	/s/ Sonja I. Sevcik

Name: Sonja I. Sevcik
Title: Vice President

3-Year Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION
By	/s/ D. Mitch Wilson

Name: D. Mitch Wilson
Title: Vice President

3-Year Credit Agreement

CREDIT LYONNAIS NEW YORK BRANCH
By	/s/ Bernard Weymuller

Name: Bernard Weymuller
Title: Senior Vice President

3-Year Credit Agreement

CIBC INC.
By	/s/ M. Sanjeeva Senanayake

Name: M. Sanjeeva Senanayake
Title: Executive Director CIBC World Markets Corp. As Agent

3-Year Credit Agreement

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH
By	/s/ William W. Hunter

Name: William W. Hunter
Title: Director

3-Year Credit Agreement

NATIONAL CITY BANK OF PENNSYLVANIA
By	/s/ Susan J. Dimmick

Name: Susan J. Dimmick
Title: Vice President

3-Year Credit Agreement

CREDIT SUISSE FIRST BOSTON CAYMAN ISLAND BRANCH
By	/s/ Paul L. Colon

Name: Paul L. Colon
Title: Vice President

By	/s/ Vanessa Gomez

Name: Vanessa Gomez
Title: Associate

3-Year Credit Agreement

ABN AMRO BANK N.V.
By	/s/ Thomas Sterr

Name: Thomas Sterr
Title: Vice President

By	/s/ Frank van Deur

Name: Frank van Deur
Title: Assistant Vice President

3-Year Credit Agreement

THE BANK OF NOVA SCOTIA
By	/s/ Jim Trimble

Name: Jim Trimble
Title: Managing Director

3-Year Credit Agreement

SCHEDULE I

COMMITMENTS

Lender Name	Commitment Amount

Citibank	$50,000,000
Bank One	$50,000,000
Bank of America	$40,000,000
JPMorgan Chase Bank	$40,000,000
Union Bank of California	$40,000,000
Wachovia/First Union	$40,000,000
Credit Lyonnais	$30,000,000
Canadian Imperial Bank of Commerce	$20,000,000
Hypovereinsbank	$20,000,000
National City Bank	$20,000,000
Credit Suisse First Boston	$16,000,000
ABN Amro	$10,000,000
Bank of Nova-Scotia	$10,000,000

SCHEDULE 4.5

ENVIRONMENTAL MATTERS

Clean Air Act Section 114 Letter. The United States Environmental Protection Agency (“USEPA”) has initiated investigation and enforcement actions against a number of electric utilities regarding the interpretation of routine maintenance and major modification of a facility which could trigger the applicability of New Source Performance Standards under the Clean Air Act. The Borrower, and one of its affiliates, has received a Section 114 letter from the USEPA on or about the third quarter of 2000 requiring it to provide records and information relevant to the operation and maintenance of ten electric generating facilities. The Borrower, and one of its affiliates, responded with the information requested. EPA has not yet responded to these submittals. While the Borrower, and one of its affiliates, cannot predict the outcome of this matter any future enforcement action settlement could result in material capital expenditures or operating costs which may not be recouped by rate increases. For further information see “Environmental Issues” in the Allegheny Energy, Inc. Forms 10-K and 10-K/A filed on April 1, 2002 and April 9, 2002, respectively.

NOx Compliance. In response to an EPA NOx SIP call rule, the Borrower, and one of its affiliates, may be required to make significant reductions in its NOx emissions before May 2003 in Pennsylvania and Maryland and May 2004 in West Virginia. These reductions would require significant capital expenditures. For further information see “Environmental Issues” in the Allegheny Energy, Inc. Forms 10-K and 10-K/A filed on April 1, 2002 and April 9, 2002, respectively.

Mercury. USEPA has announced plans to regulate mercury emissions from electric generating facilities in conjunction with, or shortly after, they complete further studies on the issue. The Borrower, and one of its affiliates, could be subject to additional emission control requirements on or before 2008, which could result in significant capital expenditures and operating costs.

Facility Operations and Releases. The Borrower, and one of its affiliates, owns and operates a number of active generation facilities with active coal combustion by-product disposal sites and processing operations, sedimentation ponds, coal piles, storage tanks (above and below ground), and other ancillary equipment necessary for operations. Some of these units have been owned or operated for many years and releases from some of these units may have occurred. the Borrower, and one of its affiliates, projects the need to site new disposal facilities within the next ten years which will involve significant capital expenditures and operating costs.

Open Consent Orders/Decrees. The Borrower is subject to two open consent orders: (i) Harrison Power Station Stormwater Consent Order (WVDEP, January 21, 2000, Order No. 4495), final evaluation November 13, 2003; and (ii) R. Paul Smith Power Station (MDE, July 20, 1992) particulate testing for Unit 4, annually, and particulate testing for Unit 3, biannually.

Pleasants Power Station Stack Replacement. In order to comply with SO2 and particulate matter regulations and to maintain proper station operations the Borrower, and one of its affiliates, is conducting an engineering study for the construction of a new stack. Implementation of study results could result in significant capital expenditures and operating costs.

SCHEDULE 4.14

SUBSIDIARIES

Subsidiaries of Allegheny Energy Supply Company, LLC (the “Borrower”)
Jurisdictions of Incorporation or Organization, Type of Subsidiary and Ownership

Acadia Bay Energy Company, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Capital, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Capital Midwest, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Conemaugh, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Development Services, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Gleason Generating Facility, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Lincoln Generating Facility, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Wheatland Generating Facility, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Generating Company, a Virginia corporation, 77% owned by the Borrower

Buchanan Energy Company of Virginia, LLC, a Virginia limited liability company, 100% owned by the Borrower

Buchanan Generation, LLC, a Virginia limited liability company, 50% ( or to be 50%) indirectly owned by the Borrower

Energy Financing Company, L.L.C., a Delaware limited liability company, 100% owned by the Borrower

Lake Acquisition Company, L.L.C., a Delaware limited liability company, 100% owned by the Borrower]

SCHEDULE 7.4

INVESTMENTS

Investments of Allegheny Energy Supply Company, LLC (the “Borrower”)

Acadia Bay Energy Company, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Capital, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Capital Midwest, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Conemaugh, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Development Services, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Gleason Generating Facility, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Lincoln Generating Facility, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Energy Supply Wheatland Generating Facility, LLC, a Delaware limited liability company, 100% owned by the Borrower

Allegheny Generating Company, a Virginia corporation, 77% owned by the Borrower

Buchanan Energy Company of Virginia, LLC, a Virginia limited liability company, 100% owned by the Borrower

Buchanan Generation, LLC, a Virginia limited liability company, 50% ( or to be 50%) indirectly owned by the Borrower

Energy Financing Company, L.L.C., a Delaware limited liability company, 100% owned by the Borrower

Lake Acquisition Company, L.L.C., a Delaware limited liability company, 100% owned by the Borrower

To-Be-Formed Entity (for the La Paz generating facility), to be organized in Delaware

To-Be-Formed Entity (for the project development costs), to be organized in Delaware

EXHIBIT A

[FORM OF]
ASSIGNMENT AND ACCEPTANCE

[date to be supplied]

             Reference is made to the Credit Agreement dated as of April 19, 2002 (as amended and in effect on the date hereof, the “Credit Agreement”), among Allegheny Energy Supply Company, LLC, a Delaware corporation, the Lenders from time to time party thereto, Bank One, NA as Issuing Bank, and Citibank, N.A., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

             The Assignor hereby sells and assigns, without recourse, to the Assignee designated below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor outstanding on the Assignment Date but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

             This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.

             This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

2

Commitment	Principal Amount Assigned	Percentage Assigned

	$	%

*	set forth, to at least 8 decimals, as a percentage of the aggregate Commitments of all Lenders thereunder

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:

Name:
Title:

[Name of Assignee], as Assignee
By:

Name:
Title:

3

The undersigned hereby consent to the within assignment:

[ALLEGHENY ENERGY SUPPLY COMPANY, LLC]

By:
             Name:
             Title:

CITIBANK, N.A., as Administrative Agent

By:
             Name:
             Title:

BANK ONE, NA, as Issuing Bank

By:
             Name:
             Title:

EXHIBIT B

FORM OF REQUEST FOR ISSUANCE

[Date]

Bank One, N.A.
Citibank, N.A., as Agents
  for the Lenders parties
  to the Credit Agreement
  referred to below
Attention:________________

Ladies and Gentlemen:

             The undersigned, Allegheny Energy Supply Company, LLC, refers to the Credit Agreement, dated as of April 19, 2002 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement” the terms defined therein being used herein as therein defined), among the undersigned, the Lenders parties thereto, the Issuing Bank and the Agent, and hereby gives you notice, pursuant to Section 2.20 of the Credit Agreement, that the Borrower hereby requests the issuance of a Letter of Credit (the “Requested Letter of Credit”) in accordance with the following terms:

               (i)   the requested date of [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit (which is a Business Day) is ________________;

               (ii)   the expiration date of the Requested Letter of Credit requested hereby is _________________________; (1)

               (iii)   the proposed stated amount of the Requested Letter of Credit is _______________________;(2)

               (iv)   the beneficiary of the Requested Letter of Credit is: [insert name and address of beneficiary];

               (v)   the conditions under which a drawing may be made under the Requested Letter of Credit are as follows:______________________.

             Attached hereto as Annex A is a consent to this Requested [amendment] [modification] executed by the beneficiary of the Letter of Credit.(3)

______________
(1)  Date may not be later than the eighth Business Day preceding the Termination Date.
(2)  Must be a minimum of $100,000
(3)  Include this paragraph only if request is for modification or amendment of the Letter of Credit.

2

             Upon the issuance of the Letter of Credit by the LC Issuing Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to an issuance of a Letter of Credit that are specified in Article III of the Credit Agreement have been satisfied.

ALLEGHENY ENERGY SUPPLY COMPANY, LLC
By:

Name:
Title:

EXHIBIT C

[FORM OF ASSUMPTION AGREEMENT]

__________, ____

To Citibank, N.A., as Administrative
Agent party to the Credit Agreement
referred to below

Ladies and Gentlemen:

             We make reference to the Credit Agreement (the “Credit Agreement”) dated as of April 19, 2002, among Allegheny Energy Supply Company, LLC, (the “Borrower”), the lenders named therein and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

The Borrower and _______________ (the “Assuming Lender”) each hereby agree as follows:

               1.   The Assuming Lender proposes to become an Assuming Lender pursuant to Section 2.6(c) of the Credit Agreement and, in that connection, hereby agrees with the Administrative Agent and the Borrower that it shall become a Lender for all purposes of the Credit Agreement on the applicable Commitment Increase Date.

               2.   The Assuming Lender (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

               3.   Following the execution hereof, this Assumption Agreement will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assumption Agreement (the “Effective Date”) shall be the applicable Commitment Increase Date.

               4.   Upon satisfaction of the applicable conditions set forth in Section 2.6(c) of the Credit Agreement and upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Assuming Lender shall be a party to the Credit Agreement and have all of the rights and obligations of a Lender thereunder.

               5.   This Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

               6.   This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assumption Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

               IN WITNESS WHEREOF, the Borrower and the Assuming Lender have caused this letter to be duly executed and delivered as of the date first above written.

Very truly yours, ALLEGHENY ENERGY SUPPLY COMPANY LLC
By

Name:
Title:

[NAME OF ASSUMING LENDER]
By

Name:
Title:

Accepted this __ day of
__________, ____:
CITIBANK, N.A.,
As Administrative Agent

By___________________________
Name:
Title:

EXHIBIT 2.3

[FORM OF]
NOTICE OF BORROWING

[Date]

Citibank, N.A.,
as Administrative Agent
for the Lenders referred to below

Attention:

Ladies and Gentlemen:

             Reference is made to the Credit Agreement dated as of April ___, 2002 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, Bank One, NA, as Issuing Bank, and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing requested hereby:

               (A)  Aggregate principal amount of Borrowing 1/:

               (B)  Date of Borrowing (which is a Business Day):

               (C)  Interest Rate basis 2/:

               (D)  Interest period 3/:

               (E)  Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

______________
1/ Not less than $5,000,000 and an integral multiple of $1,000,000.
2/  Eurodollar Borrowing or Base Rate Borrowing.
3/  Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

2

             The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours, ALLEGHENY ENERGY SUPPLY COMPANY, LLC
By:

Name:
Title:

EXHIBIT 2.5

FORM OF CONTINUATION/CONVERSION

[Date]

Citibank, N.A.,
   as Administrative Agent
   for the Lenders referred to below

Attention:

Dear Sirs:

             Reference is made to the Credit Agreement dated as of April ___, 2002 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, Bank One, NA, as Issuing Bank, and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Continuation/Conversion and the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

               (A)  Borrowing to which this request applies:

               (B)  Principal amount of Borrowing to be converted/continued :

               (C)  Effective date of election (which is a Business Day):

               (D)  Interest rate basis:

               (E)  Interest Period:

Very truly yours, ALLEGHENY ENERGY SUPPLY COMPANY, LLC
By:

Name:
Title: